AMEX: HRT

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: Http://www.arthrt.com	(978) 345-5000
October 30, 2003

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR THIRD QUARTER 2003

Fitchburg, MA

         Arrhythmia Research Technology, Inc. (the “Company”) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $1,975,000 and net income of $314,000 for the quarter ended September 30, 2003 compared to total revenue of $1,630,000 and net income of $179,000 for the same quarter of 2002. The net income per share for the three months ended September 30, 2003 increased to $.12 per share from $.06 per share for the same period in 2002.

         Total revenue increased by over 21% in the quarter ending September 30, 2003 as compared to the same period in 2002. Net income increased by 75% and earnings per share increased by 100% for the quarter ending September 30, 2003 over the same period in 2002.

         James E. Rouse, the Company's President and CEO commented that, “Our revenue growth resulted from a higher volume of sales in the radio translucent product line, new niche sensor applications for our existing customers, and expansion of our sensor sales in developing countries. We feel our revenue growth will continue as medical infrastructure improves in developing countries. Our significant increase in net income is a result of our continuing efforts to lower our manufacturing costs through process improvements and investment in capital equipment resulting in more efficient use of energy, materials and manpower. In addition, an increase in unit volume for the year has further reduced our unit cost of overhead, which has also improved our net income.”

         The Company, through Micron, produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. The Company’s products also include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.